Exhibit 5.1

June 15, 2015

Superior Drilling Products, Inc.
P. O. Box 1165
Vernal, Utah 84078

Re:	Registration Statement on Form S-8 Superior Drilling Products, Inc., Common Stock, $0.001 par value per share

Ladies and Gentlemen:

We have acted as special Utah counsel to Superior Drilling Products, Inc., a Utah corporation, formerly known as “SD Company, Inc.” (the “Company”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to an aggregate of 1,724,128 shares (collectively, the “Shares”) of common stock of the Company, $0.001 par value per share (the “Common Stock”), reserved for issuance upon the exercise of awards that have been granted under the Company’s 2014 Stock Incentive Plan (the “2014 Plan”) and stock options and other awards that may be granted under the Company’s 2015 Long Term Incentive Plan (the “2015 Plan”).

All capitalized terms herein that are not otherwise defined shall have the meaning ascribed thereto in the Registration Statement. In connection with this opinion, we have examined and relied upon and examined originals or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement;

2. The Articles of Incorporation of the Company, filed in the office of the Utah Division of Corporations and Commercial Code (the “Division”) on December 10, 2013, certified as of a recent date by the Division, and as of the date hereof by an officer of the Company;

3. The Articles of Amendment to Articles of Incorporation of the Company filed in the office of the Division on May 1, 2014, and certified as of a recent date by the Division, and as of the date hereof by an officer of the Company;

Superior Drilling Products, Inc.

June 15, 2015

4. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5. A Certificate of Existence for the Company, certified by the Division, dated as of a recent date;

6. A “Joint Consent to Action of the Shareholders and the Board of Directors in Lieu of a Special Meeting of the Company,” dated March 31, 2014, relating to the approval and adoption of the 2014 Plan and the issuance of Shares under such 2014 Plan (the “2014 Plan Consent”);

7. A “Unanimous Written Consent of the Board of Directors,” dated April 29, 2015, relating, among other things, the approval of the 2015 Plan and the issuance of Shares pursuant to such 2015 Plan (the “2015 Plan Consent”);

8. A specimen of the current form of stock certificate representing shares of the Company’s Common Stock, certified as of the date hereof by an officer of the Company;

9. The 2014 Plan, certified as of the date hereof by an officer of the Company;

10. The 2015 Plan, certified as of the date hereof by an officer of the Company;

11. A certificate executed by an officer of the Company, dated as of the date hereof, certifying, among several other things, that the Shareholders of the Company have ratified, approved, authorized, adopted and confirmed the authorization, adoption and approval of the 2015 Plan, at a meeting duly-called and validly held for that purpose (such Shareholder vote, together with the 2014 Plan Consent and the 2015 Plan Consent, the “Resolutions”); and

12. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Superior Drilling Products, Inc.

June 15, 2015

3. That the par value per share of the Shares is $0.001 notwithstanding that the 2015 Plan defines “Stock” to mean common stock of the Company with a par value of $0.01 per share which the Company has advised us is a typographical error. As a result the opinion set forth herein is qualified and limited in its entirety to the extent the 2015 Plan is not corrected to reflect a par value per share of $0.001 with respect to the Shares.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that the issuance of the Shares has been duly authorized and, when issued and delivered by the Company pursuant to the Resolutions, the 2014 Plan, the 2015 Plan and otherwise in accordance with the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the general corporation law of the State of Utah, including the Utah Revised Business Corporations Act, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Utah, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Utah, we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We are furnishing this opinion to the Company solely in connection with the Registration Statement, and it is understood that this opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect. This opinion may not be relied on by, nor copies delivered to, any other person or entity without our prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Registration Statement in the context of issuing this opinion. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder

Superior Drilling Products, Inc.

June 15, 2015

Very truly yours, Snell & Wilmer L.L.P.